EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustees of Defined Asset Funds Equity Investor Fund,
Select Ten Portfolio 1998 International Series 1, United Kingdom, Hong Kong and Japan Portfolios:

We consent to the use in this Registration Statement No. 333-44081 of our report dated February 27, 1998, relating to the Statements of Condition of Defined Asset Funds Equity Investor Fund, Select Ten Portfolio 1998 International Series 1, United Kingdom, Hong Kong and Japan Portfolios and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
February 27, 1998